Exhibit (n)(1)
AMENDED SCHEDULE A TO THE RULE 18f-3 PLAN OF OLD MUTUAL
ADVISOR FUNDS DATED JULY 8, 2004
AS AMENDED DECEMBER 12, 2005
Name of Funds

Name of Fund	Date Added
Old Mutual Asset Allocation Balanced Portfolio	July 8, 2004
Old Mutual Asset Allocation Conservative Portfolio	July 8, 2004
Old Mutual Asset Allocation Growth Portfolio	July 8, 2004
Old Mutual Asset Allocation Moderate Growth Portfolio	July 8, 2004
Old Mutual Copper Rock Emerging Growth Fund	May 11, 2005
Old Mutual Analytic Defensive Equity Fund	May 11, 2005
Old Mutual Clay Finlay China Fund	December 19, 2005
Old Mutual Clay Finlay Emerging Markets Fund	December 19, 2005
Old Mutual International Equity Fund	December 19, 2005

Old Mutual Advisor Funds

By: /s/ Mark E. Black

Name: Mark E. Black

Title: Chief Financial Officer